Exhibit 99.5


                              For Immediate Release

Emergent Group Inc. Reports Fourth Quarter EPS of $0.07 on sales increase of 24 Percent

GLENDALE, Calif.--(PRIMEZONE)--March 29, 2006--Emergent Group Inc. (OTCBB:EMGP-
News), a provider of mobile medical lasers and surgical equipment, today announced financial results for the fourth quarter and year ended December 31, 2005. Fourth quarter revenues increased 24% to $3,426,514, compared to revenues of $2,751,447 for the same period in 2004. Net income was $334,372 or $0.07 per basic share ($0.06 per diluted share) for the quarter, compared to a loss of ($48,516) or $(0.01) per share for the same period in 2004. For the year ended December 31, 2005 revenues increased 14% to $12,479,263, compared to revenues of $10,967,369 for 2004. Net income was $966,252 or $0.20 per basic share ($0.19 per diluted share) for 2005, compared to net income of $23,280 or $0.00 per share for 2004.

"Our operating results for the fourth quarter and full year reflect a significant turnaround from prior year results," commented Bruce J. Haber, Chairman and CEO. "We have worked hard to position PRI Medical Technologies, Inc. (our operating subsidiary) for future profitable growth. Our geographic reach has now expanded to six states with the addition of New York and Arizona in 2005."

"I am particularly pleased that in the past several months we have both made a strategic acquisition with the purchase of certain operating assets of Advantage Medical Services, LLC in November, 2005 and paid our first dividend of $0.10 per share in January, 2006. Our balance sheet remains strong and we continue to look for additional opportunities," continued Mr. Haber.

About Emergent Group Inc.
-------------------------

Emergent Group Inc. through its wholly owned subsidiary, PRI Medical Technologies, Inc. ("PRI Medical") provides mobile laser and surgical equipment on a per procedure basis to hospitals, out-patient surgery centers, and physicians' offices. Surgical equipment is provided to customers along with technical support personnel to ensure that such equipment is operating correctly. PRI Medical currently offers its services in California, Nevada, Colorado, Utah, Arizona and New York. For product and other information, visit PRI Medical's website, http://www.primedical.net.

Forward-Looking Statements:
---------------------------

Statements in this news release may contain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1993 and Section 21E of the Securities Exchange Act of 1934. Such statements may involve various risks and uncertainties, some of which may be discussed in the Company's most recent report on Form 10-KSB and subsequently filed SEC reports. There is no assurance any forward-looking statements will prove accurate, as actual results and future events could differ materially from those presently anticipated.

Investor Contact:     Bruce J. Haber (914) 235-5550, x12
e-mail:               bhaber@primedical.net

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                      Emergent Group Inc. and Subsidiaries
                           Consolidated Balance Sheets

                                                                                        December 31,
                                                                           --------------------------------------
                                                                                2005                  2004
                                                                           ---------------       ----------------
                                  ASSETS

Current assets
     Cash                                                                  $      585,377        $       351,595
     Accounts receivable, net of allowance for doubtful
        accounts of $20,487 and $26,125                                         1,891,413              1,429,155
     Inventory, net of reserves of $80,148 and $141,916                           617,596                372,744
     Prepaid expenses                                                             157,526                128,968
                                                                           ---------------       ----------------

           Total current assets                                                 3,251,912              2,282,462

Property and equipment, net of accumulated depreciation and
        amortization of $3,878,680 and $2,931,943                               2,467,923              1,896,309
Goodwill                                                                        1,195,035                779,127
Other intangible assets, net of accumulated amortization of
        $56,901 and $29,487                                                       209,384                 76,798
Deposits and other assets                                                         106,177                 56,892

                                                                           ---------------       ----------------

Total assets                                                               $    7,230,431        $     5,091,588
                                                                           ===============       ================

                   LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
     Current portion of capital lease obligations                          $      490,061        $       347,558
     Current portion of notes payable                                             434,309                389,247
     Dividend payble to shareholders                                              512,861                      -
     Line of credit                                                                     -                650,000
     Accounts payable                                                           1,238,296                565,136
     Accrued expenses                                                             992,579                684,244
                                                                           ---------------       ----------------

           Total current liabilities                                            3,668,106              2,636,185

Capital lease obligations, net of current portion                                 454,155                269,269
Notes payable, net of current portion                                             378,139                291,229
                                                                           ---------------       ----------------

           Total liabilities                                                    4,500,399              3,196,683

Minority interest                                                                 339,421                181,928

Shareholders' equity
     Preferred stock, $0.001 par value, non-voting 10,000,000
        shares authorized, no shares issued and outstanding                             -                      -
     Common stock, $0.04 par value, 100,000,000 shares authorized
        5,451,631 and 4,744,551 shares issued and outstanding                     218,065                189,782
     Additional paid-in capital                                                14,815,571             14,488,090
     Deferred compensation, net of accumulated amortization of $32,329           (131,521)                     -
     Accumulated deficit                                                      (12,511,504)           (12,964,895)
                                                                           ---------------       ----------------

           Total shareholders' equity                                           2,390,611              1,712,977

                                                                           ---------------       ----------------
 Total liabilities and shareholders' equity                                $    7,230,431        $     5,091,588
                                                                           ===============       ================
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EMERGENT GROUP INC.
Consolidated Statements of Operations

                                                                      Year Ended                      Three Months Ended
                                                                     December 31,                        December 31,
                                                          ----------------------------------  --------------------------------
                                                               2005               2004            2005              2004
                                                          ---------------    ---------------  --------------    --------------
Revenue                                                   $   12,479,263     $   10,967,369   $   3,426,514     $   2,751,447
Cost of goods sold                                             7,937,656          7,703,124       2,072,596         1,971,673
                                                          ---------------    ---------------  --------------    --------------

Gross profit                                                   4,541,607          3,264,245       1,353,918           779,774

Selling, general, and administrative expenses                  3,399,359          3,152,409         929,565           832,760
                                                          ---------------    ---------------  --------------    --------------

Income from operations                                         1,142,248            111,836         424,353           (52,986)

Other income (expense)                                             9,539             67,953             476            44,916
                                                          ---------------    ---------------  --------------    --------------

Income before provision for income                             1,151,787            179,789         424,829            (8,070)
      taxes and minority interest
Provision for income taxes                                        27,007                  -          27,007                 -
                                                          ---------------    ---------------  --------------    --------------

Net income before minority interest                            1,124,780            179,789         397,822            (8,070)

Minority interest in income of consolidated
      limited liability companies                               (158,528)          (156,509)        (63,450)          (40,446)
                                                          ---------------    ---------------  --------------    --------------
Net income                                                $      966,252     $       23,280   $     334,372     $     (48,516)
                                                          ===============    ===============  ==============    ==============

      Basic earnings per share                                      0.20               0.00            0.07             (0.01)
      Diluted earnings per share                                    0.19               0.00            0.06             (0.01)

      Basic weighted-average shares outstanding                4,934,430          4,744,551       5,129,808         4,744,551
      Diluted weighted-average shares outstanding              5,189,648          4,744,551       5,385,026         4,744,551

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